Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the "Agreement") is being entered into between Brooks Automation, Inc. (the "Company") and Mark D. Morelli (the "Employee"). For purposes of this Agreement, Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and employees of the Company or such entities. Employee includes heirs, spouse, legal representative and assigns of the Employee.

This Agreement sets forth the complete understanding between the Employee and the Company. This Agreement replaces any prior agreements except for any documents referred to in section 3 of this document. There are no oral understandings, which relate to this Agreement.

The Employee acknowledges that the severance benefits described in this Agreement constitute good and sufficient consideration for this Agreement and include benefits or other valuable consideration in addition to what the Employee was entitled to without this Agreement. Unless otherwise provided for expressly in this Agreement, all other benefits will cease as of March 31, 2016 (the “Termination Date”).

1.Conditional on the execution of this Agreement, the Company will provide the following severance pay and benefits:

(a)
The Employee will be paid severance in the amount of $500,000, payable biweekly ($19,230.77) for a period of twelve months (the “Initial Salary Continuation Period”) and subject to all applicable deductions. Payment will be made in installments pursuant to normal payroll practices commencing on the next payroll cycle on or following 60 days after the Termination Date, or such earlier date as may be determined in the Company’s sole discretion.

If you have not found a full time comparable executive or consultative position during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment plan on a payroll to payroll basis until the earlier to occur of (A) twelve (12) additional months (26 additional bi-weekly payments) or (B) the date Employee secures employment (the “Contingent Salary Continuation Period”). In addition, the Company and Employee agree that for purposes of this paragraph any executive position in which Employee has profit and loss responsibility for any business shall be considered comparable. Notwithstanding the foregoing, in the event that the Employee secures a full time comparable executive or consultative position prior to the end of the Contingent Salary Continuation Period with an annual base salary of less than $500,000, the Company will pay the Employee the amount of such shortfall in bi-weekly installments, subject to all applicable deductions, beginning with the first payroll cycle following the start of such employment (but in no event prior to start of the Contingent Salary Continuation Period) and ending at the expiration of the Contingent Salary Continuation Period.

(b)
An award approved under the terms of the Company’s FY 2016 performance-based variable compensation plan (“PBVC”), on a pro-rata basis from the beginning of the plan year on October 1, 2015 through the Termination Date. Any earned payment per the terms of the PBVC plan shall be paid in a lump sum at the same time that PBVC payments are paid to other actively employed PBVC participants. For the sake of clarity, the PBVC award payable to Employee shall be determined based on (i) the actual achievement by the Company against the corporate financial metrics set forth in the PBVC plan as determined by the Company’s Board of Directors, and (ii) the deemed achievement of 100% of Employee’s individual objectives.

(c)
If the Employee timely elects to purchase group health and dental insurance continuation coverage under the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) and timely remits the employee portion of premiums for such coverage, then the Company will maintain such coverage in effect until the end of the Initial Salary Continuation Period or Contingent Salary Continuation Period, as applicable, which period runs concurrently with the COBRA period. Thereafter, the Employee may continue receiving group health and dental coverage at the Employee’s own expense as provided by COBRA for the remainder of the COBRA period. Eligibility to continue this coverage ends upon the termination of any period allowed by law. Failure by the Employee to make timely payment of the Employee’s portion of the premiums will result in termination of coverage. The Employee agrees to notify the Company promptly when he or she is covered by another plan. If the Employee is a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the IRS as taxable income.

(d)
The Employee shall also be entitled to any benefits provided by the Company’s 401(k) plan, other retirement plans, and stock option, restricted stock and other equity incentive plans in which the Employee is a participant to the extent such benefits are earned and vested as of the Termination Date as determined under the terms of such plans. Notwithstanding the forgoing, the Company will make cash payments, less applicable withholding taxes, to the Employee on such vesting dates as described below in an amount equal to the number of restricted stock units (RSUs) that were scheduled to vest on such date multiplied by the closing price of the Company’s common stock as listed on the NASDAQ stock market on such date.

•	9,167 RSU’s granted on November 6, 2013 scheduled to vest on November 6, 2016

•	63,814 RSU’s granted on November 6, 2013 scheduled to vest on November 6, 2016

•	8,333 RSU’s granted on November 5, 2014 scheduled to vest on November 5, 2016

•	7,500 RSU’s granted on November 4, 2015 scheduled to vest on November 4, 2016

2.The Employee acknowledges that all outstanding wages and any other amounts owed have been paid.

3.The Employee acknowledges that the Employee signed a Non-Solicitation and Proprietary Information Agreement attached hereto as Exhibit I, a Noncompetition Agreement attached hereto as Exhibit II, and a Change in Control Agreement attached hereto as Exhibit III, each of which is incorporated herein by reference, and remains in full force and effect except that Section 1 of the Noncompetition Agreement shall be revised to strike the words “or similar to” wherever such words appear.

4.The Employee will deliver to the Company all documents or materials of any nature belonging to it whether in original form or copies of any kind, including any trade secrets and proprietary information. The Employee will return all property belonging to the Company including, but not limited to, keys, access card, computer software, and any related equipment.

5.If the Employee violates Employee's obligations under this Agreement, the Company will have the right to pursue any and all remedies at law or in equity including injunctive relief and to obtain money damages and recover the value of any benefit which Employee received as a result of Employee's violation.

6.The Employee specifically releases, remises and forever discharges the Company from all claims of any nature which the Employee now has or ever had arising from Employee's employment or the termination of Employee's employment with the Company, including any common law claims or statutory claims including, but not limited to:

(a)
claims under any state or federal discrimination, fair employment practices or other employment related statute, or regulation (as they may have been amended through the date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar state or local statute or ordinance.

(b)
claims under any other state or federal employment related statute, or regulation (as they may have been amended through the date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar state or local statute or ordinance.

(c)
claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(d)    any other claim arising under state or federal law.

7.This paragraph is intended to comply with the Older Workers Benefit Protection Act of 1990 ("OWBPA") with regard to the Employee's waiver of rights under the Age Discrimination in Employment Act of 1967 ("ADEA"):

(a)	The Employee is specifically waiving rights and claims under ADEA;

(b)	The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Agreement is signed by the Employee;

(c)	The Employee acknowledges receiving consideration for this waiver;

(d)	The Employee acknowledges that the Employee has been advised to consult with an attorney before signing this Agreement;

(e)
The Employee acknowledges that after receiving a copy of this Agreement, the Employee had the right to take up to 45 days to consider the Employee's decision to sign the Agreement; the parties agree that changes, whether material or immaterial do not restart the running of the 45 day period.

This Agreement does not become effective for a period of seven (7) days after the Employee signs it. The Employee has the right to revoke this Agreement during the seven (7) day period. Revocation must be made in writing, signed by the Employee and delivered to the Company during the seven (7) day period. If the Employee revokes this Agreement, the entire Agreement shall be null and void, and no severance benefits will be payable. The informational requirements of the ADEA are attached hereto as Exhibit IV.

8.This Agreement will be governed by Massachusetts law. The Employee consents to the jurisdiction of any court within Massachusetts.

9.In case it is determined by a court of competent jurisdiction that any provision herein contained is illegal or unenforceable, such determination shall not impair the remaining provisions of this Agreement.

10.It is expressly understood and acknowledged by the Employee that this Agreement provides the Employee with valuable consideration to which the Employee would not ordinarily be entitled.

11.This Agreement may not be amended except by a writing signed by the party against whom enforcement is sought.

12.This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

13.The Employee agrees that the Employee will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company will cause its executive officers not to disparage the Employee with any written or oral statement.

14.This Agreement will remain effective regardless of the sale of all or substantially all of the Stock or assets of the Company, and in the event of such a sale this Agreement will remain binding on the Company and on the acquiring entity or entities.

15.    The Employee acknowledges that Employee has been afforded sufficient time to understand the terms and effects of this Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

16.    Section 409A Requirements. Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to the Employee under this Agreement:

(a)
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (a) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (b) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Employee’s “separation from service” (as defined for purposes of Section 409A)) the “two‑years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

(b)
If the Employee is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company) as of the Employee’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following the Employee’s separation from service, or (2) the Employee’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Employee’s separation from service.

(c)
If this Agreement fails to meet the requirements of Section 409A, the Company shall not have any liability for any tax, penalty or interest imposed on the Employee by Section 409A, and the Employee shall have no recourse against the Company for payment of any such tax, penalty or interest imposed by Section 409A.

IN WITNESS WHEREOF, the Employee and the Company's duly authorized representative have caused this Agreement to be executed under seal on the dates shown below, to become effective 7 days after the Employee signs as provided in Paragraph 8.

I, Mark D. Morelli, represent and agree that I have carefully read this Agreement; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any that I desire and that I am voluntarily signing by my own free act. This Agreement constitutes a voluntary and knowing waiver of rights under the laws and statutes referenced above.

Dated:    April 5            , 2016        /s/ Mark D. Morelli
                    Mark D. Morelli

BROOKS AUTOMATION, INC.

Dated:    April 12            , 2016        BY: /s/ William T. Montone
Name: William T. Montone
Title:    Senior Vice President, Human Resources